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                                                                   EXHIBIT 10.44


                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             C & J INVESTMENTS, LLC

                                       AND

                                      UICI





                                  JULY 27, 2000



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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement, dated July 27, 2000 (this "Agreement"), is by and between C & J Investments, LLC, a Nevada limited liability company (the "Purchaser") and UICI, formerly known as United Insurance Companies, Inc., a Delaware corporation ("UICI").

         WHEREAS, NMC Holdings Inc., a Delaware corporation (the "Company"), by and through its wholly-owned subsidiaries National Motor Club of America, Inc., a Texas corporation ("National Motor Club") and Landen Bias Corporation, an Arizona corporation ("Landen Bias"), (each of National Motor Club and Landen Bias a "Subsidiary" and, collectively, the "Subsidiaries"), provides motor club services to motorists in non-metropolitan areas of the United States (such services and other business activities conducted by the Company by and through its Subsidiaries being referred to herein as the "Business"); and

         WHEREAS, as of the date hereof, the authorized capital stock of the Company consists of (i) One Million Four Hundred Thirty-Eight Thousand Nine Hundred and Sixty-Seven (1,438,967) shares of Class A Common Stock, par value $0.01 per share (the "Class A Stock"), (ii) One Million One Hundred Ninety-One Thousand Seven Hundred and Sixty-Seven (1,191,767) shares of Class B Common Stock, par value $0.01 per share (the "Class B Stock"), and (iii) One Hundred Eleven Thousand One Hundred and Eleven (111,111) shares of Class C Common Stock, par value $0.01 per share (the "Class C Stock" and, together with the Class A Stock and Class B Stock, collectively, the "Common Stock"); and

         WHEREAS, UICI is, or will be as of the Closing Date (as hereinafter defined), the beneficial and record owner of Ninety Seven percent (97%) of the shares of the Common Stock issued and outstanding as of the date hereof (the issued and outstanding shares of Common Stock owned by UICI are referred to herein as the "Shares");

         WHEREAS, at the Closing (as hereinafter defined), the Purchaser desires to acquire all of the Shares from UICI, and UICI is willing to sell the Shares to the Purchaser, in each case upon the terms, in the manner and subject to the conditions hereinafter set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF STOCK

         1.1 Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, UICI hereby agrees to sell, assign, transfer and deliver to the Purchaser all of the Shares, and the Purchaser agrees to purchase, accept and receive the Shares.

         1.2 Consideration. Upon the terms and subject to the conditions set forth in this Agreement, and in consideration of the sale, assignment, transfer and delivery by UICI of the Shares as contemplated by Section 1.1, the Purchaser will pay to the Seller as the purchase price for the Shares the aggregate amount of $56,842,000. In payment of such purchase price, the


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Purchaser will deliver, or cause to be delivered, at Closing (i) a cash payment of Twenty One Million Eight Hundred Forty Two Thousand Dollars ($21,842,000) payable by wire transfer to a bank account designated by UICI prior to the Closing Date (the "Cash Payment") and (ii) delivery of a Promissory Note in the original principal amount of $35,000,000 from the Purchaser to UICI in substantially in the form attached hereto as Exhibit A (the "Promissory Note"). The payment of the amounts payable under the Promissory Note will be unconditionally guaranteed by Mr. Ronald L. Jensen pursuant to a guaranty, the form of which is attached to this Agreement as Exhibit B (the "Guaranty").

                                   ARTICLE II

                                     CLOSING

         2.1 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Hughes & Luce, LLP, 1717 Main Street, Suite 2800, Dallas, Texas, 75201, at 10:00 a.m., Central Standard time, within five (5) business days following the satisfaction or waiver of all of the conditions to the respective obligations of the parties set forth in Article VI hereof, or at such other place, date and/or time as the parties shall mutually determine (such date being the "Closing Date"); provided, however, that notwithstanding the foregoing, if each of the conditions to the respective obligations of the party have either been satisfied or waived by July 27, 2000, the closing of the transactions contemplated by this Agreement shall occur no later than July 27, 2000. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

         2.2 Deliveries by UICI. At the Closing, UICI will deliver, or cause to be delivered, to the Purchaser the following:

                  (a) The stock certificates representing the Shares, free and clear of all Encumbrances (as hereinafter defined), accompanied by stock powers duly executed in blank;

                  (b) The stock certificates representing all of the issued and outstanding shares of capital stock of National Motor Club (the "National Motor Club Shares"), free and clear of all Encumbrances, accompanied by stock powers duly executed in blank;

                  (c) The stock certificates representing all of the issued and outstanding shares of capital stock of Landen Bias (the "Landen Bias Shares"), free and clear of all Encumbrances, accompanied by stock powers duly executed in blank;

                  (d) The stock transfer book, minute books and any corporate seal of each of the Company, National Motor Club and Landen Bias;

                  (e) A certificate executed by a duly authorized officer of UICI certifying that the conditions set forth in Section 6.1 have all been met or waived;

                  (f) Certificates as to good standing of the Company, National Motor Club and Landen Bias in the respective jurisdictions of their incorporation or domicile, dated as of a date not earlier than 10 days prior to the Closing Date, together with copies of the


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         Charters of the Company, National Motor Club and Landen Bias certified by the applicable Secretary of State or other appropriate authority;

                  (g) An executed Management Agreement substantially in the form attached hereto as Exhibit C (the "Management Agreement");

                  (h) An executed Sublease substantially in the form attached hereto as Exhibit D (the "Sublease"); and

                  (i) An opinion of Glenn W. Reed, Esq., General Counsel of UICI, in form and substance reasonably acceptable to the Purchaser.

         2.3 Deliveries by Purchaser. At the Closing, the Purchaser will deliver the following:

                  (a) The Cash Payment by wire transfer;

                  (b) An executed Promissory Note;

                  (c) A certificate executed by a duly authorized member of the Purchaser certifying that the conditions set forth in Section 6.2 have all been met or waived;

                  (d) An executed Management Agreement;

                  (e) An executed Sublease; and

                  (f) An executed Guaranty.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF UICI

         UICI represents and warrants to the Purchaser, as of the date hereof and on the Closing Date (except, as to any representation and warranty which specifically relates to an earlier date, as of such earlier date) as follows:

         3.1 Organization and Good Standing; Business. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, operate and lease its properties and conduct its business as it is now being conducted and to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, (b) is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the failure to so qualify would have a Material Adverse Effect, as defined below, and (c) has all governmental franchises, licenses, permits, authorizations, and approvals necessary to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted, except as would otherwise have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" shall mean any stated event or occurrence that, individually or in the aggregate, would have material adverse effect on the respective businesses, revenues, financial condition, results of operations, properties or assets of the Company and its Subsidiaries taken as a whole.


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Schedule 3.1 identifies each jurisdiction of incorporation of the Company and its Subsidiaries and each jurisdiction where the Company and either of its Subsidiaries is qualified to conduct business as a foreign corporation.

         3.2 Capitalization. The authorized capital stock of the Company consists of (a) One Million Four Hundred Thirty Eight Thousand Nine Hundred and Sixty-Seven (1,438,967) shares of Class A Stock, of which Four Hundred Twenty Two Thousand Two Hundred (422,200) shares are issued and outstanding, (b) One Million One Hundred Ninety-One Thousand Seven Hundred and Sixty-Seven (1,191,767) shares of Class B Stock, of which Nine Hundred Two Thousand Eight Hundred (902,800) shares are issued and outstanding, and (c) One Hundred Eleven Thousand One Hundred Eleven (111,111) shares of Class C Stock, of which Ninety Thousand Two Hundred Eleven (90,211) are issued and outstanding. Schedule 3.2 sets forth the current ownership of all of the issued and outstanding capital stock of the Company. Each of the Shares issued and outstanding as of the date hereof and as of the Closing Date is or will be (i) duly and validly authorized and issued and (ii) fully paid and nonassessable. All of the Shares are owned beneficially and of record by UICI, free and clear of all options, warrants, calls, pledges, security interests, liens, charges and other encumbrances of any nature whatsoever other than the interests of the Purchaser arising from the parties' execution and delivery of this Agreement and restrictions on transfer arising under applicable securities laws ("Encumbrances"). Except as set forth on Schedule 3.2, there is no existing option, warrant, call, agreement, subscription, understanding, conversion or other right obligating the Company, UICI or any other stockholder of the Company to issue, or cause to issue, any additional shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of the Company.

         3.3 Capitalization of Subsidiaries.

                  (a) The authorized capital stock of National Motor Club consists of (a) Sixty Million (60,000,000) shares of Class A Common Stock, par value $0.01 per share, of which Fifty One Million (51,000,000) shares are issued and outstanding, and (b) Fifty Seven Million (57,000,000) shares of Class B Common Stock, par value $0.01 per share, of which Three Million (3,000,000) shares are issued and outstanding. Each of the National Motor Club Shares issued and outstanding as of the date hereof and as of the Closing Date is or will be (i) duly and validly authorized and issued and (ii) fully paid and nonassessable. All of the National Motor Club Shares are owned beneficially and of record by the Company, free and clear of all Encumbrances. There is no existing option, warrant, call, agreement, subscription, understanding, conversion or other right obligating the Company or National Motor Club to issue, or cause to issue, any additional shares of capital stock of the National Motor Club or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of National Motor Club.

                  (b) The authorized capital stock of Landen Bias consists of One Hundred Thousand (100,000) shares of Common Stock, no par value, of which Fifty Thousand (50,000) shares are issued and outstanding. Each of the Landen Bias Shares issued and outstanding as of the date hereof and as of the Closing Date is or will be (i) duly and validly authorized and issued and (ii) fully paid and nonassessable. Except as set forth on Schedule 3.3 hereto, all of the Landen Bias Shares are owned beneficially and of record


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         by the Company, free and clear of all Encumbrances. There is no existing option, warrant, call, agreement, subscription, understanding, conversion or other right obligating the Company or Landen Bias to issue, or cause to issue, any additional shares of capital stock of the Landen Bias or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Landen Bias.

         3.4 No Other Subsidiaries. Except for its interests in the Subsidiaries, the Company does not have a direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity.

         3.5 Corporate Documents. The Company has, prior to the execution of this Agreement, made available to the Purchaser true and complete copies of the Charter and By-laws, each as amended, of the Company and each of its Subsidiaries, and no action to amend or modify any such documents has been taken or proposed to be taken by the Boards of Directors or stockholders of the Company or either of its Subsidiaries.

         3.6 Authority; Due Execution and Delivery. UICI has all requisite corporate power and authority to enter into and perform this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. This Agreement has been duly and validly executed and delivered by UICI and, assuming this Agreement constitutes a valid and binding obligation of the Purchaser, it will be a valid and binding agreement of UICI, enforceable against UICI in accordance with its terms, except to the extent that such enforcement may be subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) equitable defenses and (c) the discretion of the court before which any proceeding therefor may be brought. The execution and delivery by UICI of this Agreement, the performance by UICI of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of UICI.

         3.7 No Violation. Except as set forth on Schedule 3.7, the execution and delivery by UICI of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, or require the consent of any person or entity under, any provision of the Charter or By-laws, each as amended, of UICI, the Company or either of its Subsidiaries, (b) conflict with, result in any breach of the terms of, or constitute a default under (whether with notice or the lapse of time or both) or result in the creation of, any Encumbrance upon any of the properties or assets of UICI, the Company or either of its Subsidiaries under any agreement, instrument or obligation to which UICI, the Company or either of its Subsidiaries, or their respective property or assets, may be bound or affected, which would result in a Material Adverse Effect, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to UICI, the Company or either of its Subsidiaries or their respective properties or assets, which would result in a Material Adverse Effect.

         3.8 Consents. Except for the approvals and consents of, or filings or registrations with, the governmental or regulatory departments and authorities listed on Schedule 3.8, no consent, approval, permit or license from or filing with any federal, state or municipal court or other governmental department, commission, board, bureau, agency or instrumentality, whether


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federal, state or local and whether domestic or foreign (a "Governmental
Authority") is required to be obtained or made by UICI, the Company or either of its Subsidiaries in connection with the execution, delivery and performance by UICI or the Company of this Agreement or the consummation of any of the transactions contemplated hereby or the conduct by the Company or either of its Subsidiaries of the Business following the Closing, except to the extent that such failure would not result in a Material Adverse Effect.

         3.9 Financial Statements. The Company has delivered to the Purchaser true and correct copies of the audited financial statements of National Motor Club, together with the notes thereto, for the years ended December 31, 1997 and 1998, the unaudited balance sheet and income statement as of and for the year ended December 31, 1999 (the "Year-End Financials"), the unaudited balance sheet and income statement as of the six month period ended June 30, 2000 (the "Interim Financials" and, together with the Year-End Financials, collectively the "Financial Statements"). Except as set forth on Schedule 3.9, the Financial Statements have been prepared in accordance with generally accepted accounting principles and on a basis consistent with that of prior periods, and the Financial Statements present fairly the financial condition and results of operations of the Company and National Motor Club as of the dates and for the periods indicated.

         3.10 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.10, since the date of the Interim Financials, neither the Company nor any of the Subsidiaries has:

                  (a) experienced any change in its financial condition or results of operations or to its properties, assets or business that has had or is reasonably likely to have a Material Adverse Effect;

                  (b) conducted its business other than substantially in the ordinary course and consistent with prior practices; or

                  (c) suffered any loss, destruction, deterioration or damage to any of its assets or properties other than ordinary wear and tear that has had or is reasonably likely to have a Material Adverse Effect.

         3.11 Taxes.

                  (a) Except as set forth on Schedule 3.11, each of the Company and its Subsidiaries has duly and timely filed all federal, state and local returns for Taxes (as hereinafter defined) required under applicable law to be filed by each such entity and the failure of which to have duly and timely filed would have a Material Adverse Effect; provided that certain of such filings of tax returns have been made by UICI as a part of its consolidated tax returns as a result of the Company and its Subsidiaries being members of UICI's consolidated tax group. Except as set forth on Schedule 3.11, all Taxes shown on said filed tax returns as due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss could be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the Financial Statements or any such fine, penalty, interest, late charge or loss has been previously paid. For the purposes hereof, "Taxes" shall mean all federal, state, county, city, municipal, local,


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         foreign or other governmental taxes upon or relating to the Company's or either of the Subsidiaries' income or gross receipts, or the Company's or either of the Subsidiaries' ownership or use of any of its assets.

                  (b) Neither the Company nor either of the Subsidiaries is a party to any action, suit or proceeding by any Governmental Authority for the assessment or collection of Taxes, and there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Taxes that might result in a determination the effect of which would have a Material Adverse Effect.

         3.12 No Defaults. Except as set forth on Schedule 3.12, neither UICI, the Company nor either of the Subsidiaries is in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of) (i) any term, condition or provision of its Charter or By-laws, as amended, and (ii) any agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its assets or properties are subject that would have a Material Adverse Effect.

         3.13 Litigation. Except as set forth on Schedule 3.13, there are no actions, suits, proceedings, claims, investigations or examinations pending or, to the knowledge of UICI, threatened against the Company or either of the Subsidiaries at law or in equity before or by a Governmental Authority which, if decided against the Company or either of the Subsidiaries, would have a Material Adverse Effect or which questions the validity or seeks to prevent the consummation of this Agreement or the transactions contemplated hereby.

         3.14 Contracts and Commitments. Except as set forth on Schedule 3.14, neither the Company nor either of the Subsidiaries is a party to or bound by any:

                  (a) employment, individual severance, consulting, investment banking or compensation agreement or understanding that is not terminable at will without penalty, other than the employment agreements disclosed on Schedule 3.17 or the arrangement referred to in
         Section 3.21 below;

                  (b) agreement or understanding that, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby, which consent, if not obtained, would have a Material Adverse Effect;

                  (c) agreement containing covenants limiting the freedom of the Company or either of the Subsidiaries to engage in any line of business or to compete with any person or entity or operate in any geographic area;

                  (d) agreement or commitment for any single capital expenditure in excess of $25,000;

                  (e) agreement or commitment to lease (i) real property or (ii) personal property having an aggregate annual lease payment in respect of such personal property in excess of $25,000;


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                  (f) material license, option or other agreement relating in whole or in part to intellectual property (including any license or other agreement under which the Company or either of its Subsidiaries is licensee or licensor of any such intellectual property);

                  (g) agreement, contract, or other instrument (including so-called take-or-pay or keepwell agreements) under which the Company or either of the Subsidiaries directly or indirectly guarantees the indebtedness, liabilities or obligations of any person or entity (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                  (h) promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor or any related security agreement or similar agreements associated therewith; or

                  (i) agreement with UICI or any of its affiliates.

         Each contract or agreement listed on Schedule 3.14 is in full force and effect in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), assuming the due authorization, execution and delivery thereof by each of the other parties thereto. Neither the Company nor either of the Subsidiaries is, and, to the knowledge of UICI, no other party is, in default under or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of), any of the contracts or agreements set forth on Schedule 3.14. Except as set forth on
Schedule 3.14 or as would not have a Material Adverse Effect, (1) neither UICI, the Company nor either of the Subsidiaries has received any prepayment, advance payment, deposits or similar payments, and have no refund obligation, with respect to any goods or services provided on behalf of the Company or either of the Subsidiaries and (2) with regard to contracts to provide goods or services in effect as of the Closing Date, each of the Company and its Subsidiaries, as the case may be, will be entitled to receive the full contract price in accordance with the terms of each such contract to which it is a party for all goods and services provided on and after the Closing Date.

         3.15 Intellectual Property. Set forth on Schedule 3.15 is a true and complete list of all material patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications therefor (collectively, "Intellectual Property"), owned, used, filed by or licensed to UICI (to the extent they may affect the Business), the Company or either of the Subsidiaries. Except for use as part of the corporate name of the Company and the Subsidiaries, none of the trademarks or trade names are registered as trademarks or trade names with any Governmental Authority. Except as set forth on Schedule 3.15, the Company or its Subsidiaries owns, and the Company or its Subsidiaries has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed on Schedule 3.15 and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights, in each case, except as would not have a Material Adverse Effect.


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         3.16 Insurance. Set forth on Schedule 3.16 is a complete and accurate list of all material policies (including binders, self insurance programs or fidelity bonds) of fire, liability, product liability, workmen's compensation, health and other forms of insurance currently in effect with respect to the Company and the Subsidiaries, and any of their respective assets or properties. The policies are, in UICI's judgment, in such amounts, with such deductibles, and against such risks and losses as are reasonable for the Business, assets and properties of the Company and the Subsidiaries. All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date under comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of UICI, the activities and operations of the Company and each of the Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         3.17 Employees and Employee Benefits.

                  (a) Except as set forth on Schedule 3.17, neither the Company nor either of the Subsidiaries is a party to, or has any obligation under, any (i) employment agreement with officers, directors, employees and sales representatives, (ii) profit sharing, stock purchase, or stock option plan or (iii) collective bargaining or union contract or agreement.

                  (b) Schedule 3.17 lists each "employee pension benefit plan," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each "employee welfare benefit plan" as defined in Section 3(1) of ERISA to which the Company or its Subsidiaries contributes or is required to contribute or, within the past three (3) years was required to contribute, with respect to employees of the Company or its Subsidiaries, including each "multiemployer plan," as defined in Section 3(37) of ERISA which is now maintained, or with respect to which any commitment, whether or not legally binding, to establish or maintain a plan now exists, with respect to employees of the Company or its Subsidiaries.

                  (c) To the knowledge of UICI, each of the plans disclosed on
         Schedule 3.17 (the "Plans") has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA. To the knowledge of UICI, (i) no event has occurred, has been threatened in writing or is about to occur, which would constitute a reportable event with the meaning of Section 4043(b) of ERISA, (ii) no notice of termination has been filed by any administrator pursuant to Section 4042 of ERISA with respect to any pension benefit Plans subject to ERISA, and (iii) no prohibited transaction (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) has occurred with respect to any of the Plans.

         3.18 Affiliates. Neither the Company nor either of the Subsidiaries has any material direct or indirect ownership interest in any person, corporation or business entity that is involved in any way with, competes with, or conducts any business similar to the Business, other than the Company's ownership of the National Motor Club Shares and the Landen Bias Shares. Except


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as set forth on Schedule 3.18, no executive officer or director of UICI, the
Company or either of the Subsidiaries has any direct or indirect ownership interest in the Company or either of the Subsidiaries or any property used by, or relating to, the Business. Except as set forth on Schedule 3.18, no agreement, contract or other arrangement between the Company or either of the Subsidiaries, on the one hand, and UICI or any of its affiliates (other than the Company or either of the Subsidiaries), on the other hand, will continue in effect subsequent to the Closing.

         3.19 Members of National Motor Club and Landen Bias (Coach Net). As of June 28, 2000, the total "active members in force" of National Motor Club was 495,432, and as of June 30, 2000, the "total active members in force" of Landen Bias (Coach Net) was 21,533. As used herein, the term "active members in force" means (a) members of National Motor Club or Coach Net who are current through June 28, 2000, and June 30, 2000, respectively.

         3.20 Powers of Attorney. Except as set forth on Schedule 3.20 annexed hereto, neither the Company nor either of the Subsidiaries has issued or granted any power of attorney, revocable or irrevocable, which remains outstanding as of the date hereof or will be outstanding as of the Closing Date.

         3.21 Brokers. Neither the Company nor either of the Subsidiaries has incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement.

         3.22 Bank Accounts. Set forth on Schedule 3.22 is the name and location of each bank, trust company, savings and loan association or other financial institution in which the Company or either of the Subsidiaries has or maintains an account or safe deposit box and the names of all signatories and persons authorized to draw thereon or have access thereto.

         3.23 Liens and Encumbrances. All properties and assets (other than Real Estate (as hereinafter defined)) owned by the Company or either of the Subsidiaries are owned free and clear of all Encumbrances except: (a) as set forth on Schedule 3.23, (b) Encumbrances for taxes not yet delinquent or arising with respect to Taxes the imposition or amount of which is being contested in good faith by appropriate procedures and for which adequate reserves have been established, (c) Encumbrances reflected in the Financial Statements, and (d) Encumbrances which in the aggregate will not have a Material Adverse Effect (collectively, the "Permitted Encumbrances").

         3.24 Real Estate.

                  (a) Set forth on Schedule 3.24 is an accurate, correct and complete list of each parcel of real property owned by the Company or either of the Subsidiaries (the "Real Estate"). The Company or either of the Subsidiaries, as applicable, has good and marketable title in fee simple absolute to, and is in possession of, all the Real Estate, including, without limitation, the buildings, structures, and improvements situated thereon and appurtenances thereto, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and the Real Property Encumbrances (as hereinafter defined) listed on
         Schedule 3.24. As used herein, "Real Property Encumbrances" shall mean liens, pledges, claims, security interests, restrictions, mortgages, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments and other burdens, options or encumbrances of any kind except for Permitted Encumbrances.

                  (b) Neither the whole nor any portion of any parcel of real property owned, leased, occupied or used by the Company or the Subsidiaries has been condemned, requisitioned or otherwise taken by any public authority during either party's ownership or lease thereof and no written notice of any such condemnation, requisition or taking has been received by the Company or the Subsidiaries during the time of such ownership or lease.

         3.25 Real Estate Leases. Set forth on Schedule 3.25 is an accurate, correct and complete list of all real property leased or subleased by either the Company or the Subsidiaries (the "Real Estate Leases"). Each of the Company and its Subsidiaries has been in peaceable possession of the premises covered by each Real Estate Lease since the commencement of the original term of such Real Estate Lease. UICI has delivered to the Purchaser copies of each Real Estate Lease. The Company or its Subsidiaries, as applicable, has good and valid title to the leasehold estates in all of the Real Estate Leases including, without limitation, the buildings, structures, and improvements situated thereon and appurtenances thereto, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and the Real Property Encumbrances.

         3.26 Environmental Matters.

                  (a) Except as set forth on Schedule 3.26, neither the Company nor either of the Subsidiaries has received any written communication from a Governmental Authority that alleges that the Company or such Subsidiaries is not in material compliance with any Environmental Laws (as hereinafter defined). Set forth on Schedule 3.26 is a list of all environmental audits, reviews and similar reports prepared by a third-party for the Company or its Subsidiaries within the past three
         (3) years with respect to each parcel of Real Estate and each parcel of real property leased or subleased by the Company or its Subsidiaries pursuant to the Real Estate Leases. The Company has provided the Purchaser with copies of the aforesaid documents. As used herein, the term "Environmental Laws" shall mean all federal, state and local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to releases or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials.

                  (b) To the knowledge of UICI, the Company and its Subsidiaries have used and operated each parcel of Real Estate and each parcel of real property leased or subleased by the Company or its Subsidiaries in compliance with applicable Environmental Laws.

         3.27 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to UICI's knowledge, threatened against UICI, the Company or either of the Subsidiaries.

         3.28 Accurate Books and Records. To the knowledge of UICI, the books, ledgers, financial records and other records of the Company and each of the Subsidiaries for the three years prior to the date hereof:

                  (a) are, or will be as of the Closing Date, in the possession of the Company or such Subsidiaries, as applicable;

                  (b) have been, in all material respects, maintained in accordance with all applicable laws, rules and regulations and generally accepted standards of practice; and

                  (c) are accurate and complete and do not contain or reflect any material discrepancies.

         3.29 Assets. All of the assets necessary to conduct the Business, as such Business is conducted on the Closing Date, are, or will be at Closing, owned by the Company or the Subsidiaries, except where the failure to own such assets would not reasonably be expected to have a Material Adverse Effect.

         3.30 Customer Accounts Receivable. All customer accounts receivable of the Company or its Subsidiaries, whether reflected on the Interim Financials or subsequently created, have arisen from bona fide transactions in the ordinary course of business. To the knowledge of UICI, all such customer accounts receivable to the extent not collected prior to the date hereof are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Interim Financials. The Company and the Subsidiaries have good and marketable title to their respective accounts receivable, free and clear of all Encumbrances. Since the date of the Interim Financials, there have not been any write-offs as uncollectible of any notes or accounts receivable of the Company or either of the Subsidiaries, except for write-offs in the ordinary course of Business and consistent with prior practices that would not have a Material Adverse Effect.

         3.31 Licenses; Permits. Set forth on Schedule 3.31 is a true and complete list, as of the date of this Agreement, of all material licenses, permits and authorizations issued or granted to UICI, the Company or the Subsidiaries by a Governmental Authority that are necessary or desirable for the conduct of the Business. All such licenses, permits and authorizations are validly held by the Company or the Subsidiaries, as the case may be. The Company and each of the Subsidiaries have complied in all material respects with all terms and conditions thereof and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except such as would not have a Material Adverse Effect. All such licenses, permits and authorizations that are held in the name of UICI, any employee, officer, director, stockholder, agent or otherwise on behalf of the Company or either of the Subsidiaries shall be deemed included under this warranty.

         3.32 Liabilities. Except (i) as set forth on the Interim Financials or reflected in the notes thereto, and (ii) as set forth in Schedule 3.13 or 3.14 hereof, neither the Company nor either of the Subsidiaries have any obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) that would have a Material Adverse Effect.

         3.33 Disclosure. To the knowledge of UICI, no representation or warranty of UICI contained in this Agreement, and no statement contained in any document, certificate, or schedule furnished or to be furnished by or on behalf of UICI to the Purchaser or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the material information required to be provided in any such document, certificate, or schedule.

         3.34 Employee Notes. Schedule 3.34 sets forth the (a) name of the payor, (b) the outstanding principal amount and accrued interest owing thereon as of June 30, 2000, and (c) the maturity date, in each case of the several promissory notes (the "Employee Notes") payable to UICI by employees of the Company or either of the Subsidiaries, the proceeds of which were used to purchase UICI common stock pursuant to UICI's 1999 common stock purchase program. The Employee Notes are secured by a pledge of UICI common stock purchased with the proceeds thereof (the "Collateral"). To the knowledge of the Company, no default or event which, with notice of lapse of time or both, would constitute a default under the Employee Notes, has occurred and is as of the date hereof continuing. Within not more than 30 days following the Closing, UICI shall take all steps reasonably required to (a) release and discharge the payors of each Employee Note from 50% of the principal amount thereof and pay to such payor in cash a "gross-up payment" designed to cover the payor's tax liability associated with such release and discharge, and (b) assign and transfer to Purchaser or to the Purchaser's designee, without warranty or recourse, the Employee Notes and UICI's rights to all Collateral, against delivery to UICI of cash in the amount of the principal amount thereof (giving effect to the release and discharge contemplated by the foregoing clause (a)) and accrued and unpaid interest thereon as of the date of transfer.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to UICI, as of the date hereof and on the Closing Date (except, as to any representation and warranty which specifically relates to an earlier date, as of such earlier date), as follows:

         4.1 Organization. The Purchaser is a Nevada limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite power and authority to own, operate and lease its properties and conduct its business as it is now being conducted and to enter into this Agreement, to perform its obligations hereunder and under the Promissory Note and to consummate the transactions contemplated hereby.

         4.2 Authority; Due Execution and Delivery. The Purchaser has all requisite power and authority to enter into this Agreement and the Promissory Note, and to perform its covenants and obligations under this Agreement and the Promissory Note, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. (i) This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes a valid and binding obligation of UICI, it is a valid and binding agreement of the Purchaser and (ii) upon its execution and delivery in accordance with the terms and conditions of this Agreement, the Promissory Note will be duly and validly executed and delivered by the Purchaser and constitute a valid and binding obligation of the Purchaser, each enforceable against the Purchaser in accordance with its terms, except to the extent that such enforcement may be subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, (b) equitable defenses, and (c) the discretion of the court before which any proceeding therefor may be brought. The execution and delivery by the Purchaser of this Agreement and the Promissory Note, the performance by the Purchaser of all the terms and conditions hereof to be performed by it, the performance and discharge by the Purchaser of its obligations under the Promissory Note and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action of the Purchaser.

         4.3 No Violation. The execution and delivery by the Purchaser of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) conflict with, or require the consent of any person or entity under, any provision of the organizational and governance documents, as amended, of the Purchaser, (b) conflict with, result in any breach of the terms of, or constitute a default under (whether with notice or the lapse of time or both) or result in the creation of, any Encumbrance upon any of the properties or assets of the Purchaser under any agreement, instrument or obligation to which the Purchaser or its property or assets may be bound or affected, which would result in a Purchaser Material Adverse Effect, or (c) violate any order, writ, judgment, injunction, decree, statute, rule or regulation applicable to the Purchaser or its properties or assets, which would result in a material adverse effect on the business, revenues, financial condition, results of operations, properties or assets of the Purchaser or the ability of the Purchaser to perform its obligations under this Agreement (a "Purchaser Material Adverse Effect").

         4.4 Consents. No consent, approval, permit or license from or filing with any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement or the consummation of any of the transactions contemplated hereby or the conduct by the Purchaser of its Business following the Closing, except to the extent that such failure would not result in a Purchaser Material Adverse Effect.

         4.5 Delivery of the Cash Payment. The Purchaser has sufficient cash on hand or access to sufficient cash to satisfy its obligations under Article I of this Agreement with respect to payment of the Cash Payment.

         4.6 Litigation. There are no actions, suits, proceedings, claims, investigations or examinations pending or threatened against the Purchaser at law or in equity before or by any Governmental Authority which questions the validity of, or seeks to prevent the consummation of, this Agreement or the transactions contemplated hereby or which, if adversely decided against the Purchaser, would have a Purchaser Material Adverse Effect.

         4.7 Purchaser Status.

                  (a) The Purchaser acknowledges that the Shares being acquired hereunder are not and will not be registered under the Securities Act of 1933, as amended (the "1933 Act") or under any applicable state securities laws, and neither UICI nor the Company has any obligation to register the Shares under the 1933 Act or to register or qualify the offer or sale of the Shares with any state. The Purchaser further acknowledges that the Shares cannot be sold, assigned, or otherwise transferred unless subsequently registered or qualified under the 1933 Act and under applicable state securities laws in a transaction that is exempt from such registration or qualification. As such, the Purchaser further agrees that it will not sell, assign, or transfer any Shares unless such Shares are registered under the 1933 Act and qualified under applicable state securities laws or in a transaction that is exempt from such registration or qualification. The Purchaser and each of its members is able to evaluate the merits and risks of its proposed investment in the Shares. The Purchaser and each of its members understand that there is not, nor is there likely to be, a public market for the Shares. The Purchaser and each of its members understand that the Purchaser may have to hold the Shares for an indefinite period of time and the Purchaser represents and warranties that it and its members can afford for the Purchaser to hold such Shares for an indefinite period of time.

                  (b) The Purchaser is acquiring the Shares as contemplated herein (i) for its own account and for investment purposes only, (ii) with no intention of reselling, transferring, assigning or otherwise disposing of any or all of the Shares or any participation or interest therein, and (iii) not with a view to, or in connection with, making a distribution thereof in violation of federal or state securities laws.

         4.8 Brokers. The Purchaser has not incurred any liability, contingent or otherwise, for any brokerage fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement.

         4.9 Financial Statements. The Purchaser has delivered to UICI a true and correct copy of the balance sheet of the Purchaser, together with the notes thereto, as of June 30, 2000 (the "Purchaser Balance Sheet"). The Purchaser Balance Sheet has been prepared in accordance with generally accepted accounting principles, and the Purchaser Balance Sheet presents fairly the financial condition of the Purchaser as of the date of the Purchaser Balance Sheet. The Purchaser has not had any revenues during its existence.

         4.10 Absence of Certain Changes or Events. Since the date of the Purchaser Balance Sheet, the Purchaser has not:

                  (a) experienced any change in its financial condition or to its properties, assets or business that has had or is reasonably likely to have a Purchaser Material Adverse Effect; or

                  (b) suffered any loss, destruction, deterioration or damage to any of its assets or properties other than ordinary wear and tear that has had or its reasonably likely to have a Purchaser Material Adverse Effect.

         4.11 Taxes.

                  (a) The Purchaser has duly and timely filed all federal, state and local returns for Purchaser Taxes (as hereinafter defined) required under applicable law to be filed by it and the failure of which to have duly and timely filed would have a Purchaser Material Adverse Effect. All Purchaser Taxes shown on said filed tax returns as due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss could be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the Purchaser Balance Sheet or any such fine, penalty, interest, late charge or loss has been previously paid. For the purposes hereof, "Purchaser Taxes" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes upon or relating to the Purchaser's income or gross receipts, or the Purchaser's ownership or use of any of its assets.

                  (b) The Purchaser is not a party to any action, suit or proceeding by any Governmental Authority for the assessment or collection of Purchaser Taxes, and there is no audit examination, deficiency or refund litigation or matter in controversy with respect to any Purchaser Taxes that might result in a determination the effect of which would have a Purchaser Material Adverse Effect.

         4.12 No Defaults. The Purchaser is not in default under, or in breach or violation of (and no event has occurred which, with notice or the lapse of time or both, would constitute a default under, or a breach or violation of) (i) any term, condition or provision of its organizational and governance documents, as amended, and (ii) any agreement, instrument or obligation to which it is a party or by which it is bound or to which any of its assets or properties are subject that would have a Purchaser Material Adverse Effect.

         4.13 No Contracts. Except as set forth on Schedule 4.13 and for the Constituent Documents (as hereinafter defined) and the obligations thereunder, the Purchaser is not a party to any agreement, contract, instrument, promissory note, mortgage or other document requiring the Purchaser (i) to perform or discharge any covenant or obligation, (ii) to expend any funds, (iii) to incur any obligations to perform any covenant or to expend any funds or (iv) to grant or maintain in existence any Encumbrance on any asset.

         4.14 No Other Business. The Purchaser has not previously engaged in any material business other than the transactions contemplated by this Agreement and the negotiation thereof.

         4.15 No ERISA Plans. The Purchaser is not a party to or obligated under any "employee person benefit plan" or "employee welfare benefit plan".

         4.16 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the Purchaser's knowledge, threatened against the Purchaser.

         4.17 Liabilities. Except as set forth on the Purchaser Balance Sheets or reflected in the notes thereto, the Purchaser has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due) that would have a Material Adverse Effect.

         4.18 Disclosure. To the knowledge of the Purchaser, no representation or warranty of the Purchaser contained in this Agreement, and no statement contained in any document, certificate, or schedule furnished or to be furnished by or on behalf of the Purchaser to UICI or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the material information required to be provided in any such document certificate, or schedule.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         5.1 Conduct of the Business. Except for those acts or transactions described in this Agreement or set forth on any of the Exhibits or schedules to this Agreement, during the period commencing on the date hereof and continuing until the Closing, UICI agrees that (except as expressly contemplated by this Agreement or to the extent that the Purchaser shall otherwise consent in writing) it shall cause the Company and its Subsidiaries not to:

                  (a) make any change in the conduct of their business and operations, or their financial reporting and accounting methods except to the extent any such change in accounting principles is mandated by a change in generally accepted accounting principles;

                  (b) issue, authorize or propose the issuance or purchase of any shares of capital stock (or any class of securities convertible into, or rights, warrants or options to acquire capital stock) of either the Company or either of the Subsidiaries;

                  (c) dispose of capital stock held as treasury shares;

                  (d) other than in the ordinary course of business, enter into any contract or agreement or terminate or amend in any material respect any contract to which the Company or either of the Subsidiaries is a party if the value of the contract is in excess of $100,000 or the term is greater than 30 days;

                  (e) declare, set aside or pay any dividends, or make any distributions, in respect of their equity securities, or repurchase, redeem or otherwise acquire any such securities;

                  (f) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation, person or other entity;

                  (g) make any change in their charter documents, bylaws or equivalent governing instruments;

                  (h) purchase any securities of any corporation, person or entity, except short term debt securities of governmental entities and banks, or make any investment in any corporation, partnership, joint venture, limited liability company, or other business enterprise;

                  (i) purchase, lease or otherwise acquire any assets, except in the ordinary course of the Business and consistent with prior practice;

                  (j) sell, lease or otherwise dispose of any assets, except in the ordinary course of the Business and consistent with prior practice;

                  (k) implement or adopt any change in their tax methods, principles or elections;

                  (l) otherwise in the ordinary course of business, hire employees, enter into any employment agreement not terminable at will or enter into any collective bargaining or labor agreements or adopt any benefit plan;

                  (m) increase the indebtedness of, or incur any obligation or liability for, whether direct or indirect, the Company or either Subsidiary, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of the Business and consistent with prior practices; provided, that, in no event shall the Company or either of the Subsidiaries assume or guarantee any long-term indebtedness for borrowed money;

                  (n) grant to any officer, employee or sales representative any increase in compensation or in severance or termination pay, except as may be required under employment or termination agreements in effect prior to the date hereof and except for scheduled or routine compensation increases of normal magnitude, or enter into any employment agreement with any officer, director or stockholder except as contemplated hereunder;

                  (o) adopt or amend in any material respect any employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of employees;

                  (p) permit, allow or suffer any of its assets to become subjected to any Encumbrance;

                  (q) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                  (r) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, UICI or any of UICI's affiliates;

                  (s) take any action, or cause such action to be taken that would make, or cause to be made, any of the representations set forth in Article III to be untrue; or

                  (t) commit to do any of the foregoing.

         5.2 Operations. UICI will cause the Company and its Subsidiaries to:

                  (a) maintain their properties and facilities in as good working order and condition as of the date hereof, ordinary wear and tear excepted;

                  (b) use their reasonable best efforts to maintain and preserve their business organization intact, retain their present employees and maintain their relationship with suppliers, customers and others having business relations with them;

                  (c) advise the Purchaser promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

                  (d) file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the Business to be filed with or reported to any Governmental Authority;

                  (e) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any permit, license, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the Business, whether or not such approval would expire before or after the Closing Date; and

                  (f) not grant any proxy with respect to the Shares, the National Motor Club Shares or the Landen Bias Shares or deposit any of the Shares, the National Motor Club Shares or the Landen Bias Shares into a voting trust or enter into any voting agreement with respect to any of the Shares, the National Motor Club Shares or the Landen Bias Shares or enter into any other agreement, contract or other obligation with respect to the Shares, the National Motor Club Shares or the Landen Bias Shares.

         5.3 Transaction Expenses. UICI will pay all of the fees and expenses (including legal fees) incurred by each party to this Agreement in connection with the negotiation and completion of this Agreement and the consummation of the transactions contemplated hereby.

         5.4 Schedules. Each party hereto shall have from the date of this Agreement until Closing the continuing obligation to promptly supplement or amend any schedule being delivered in connection with this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules.

         5.5 Access to Information; Confidentiality.

                  (a) At all times prior to the Closing, upon reasonable notice during normal business hours and without causing unreasonable disruption of the Business, UICI shall cause the Company to give the Purchaser and its representatives reasonable access to the Company's and each Subsidiary's books, records, reports, notifications and applications to regulatory authorities, offices and other facilities and to its directors, employees, agents and independent accountants and will comply with all reasonable requests for the furnishing of information and documents to the Purchaser.

                  (b) The Purchaser will not use any information obtained pursuant to this Section for any purpose unrelated to its decisions relating to the transactions contemplated by this Agreement or the operation of the Company or the Subsidiaries after the Closing and will hold all such information in confidence until such time as such information otherwise becomes publicly available or as it is advised by counsel that any such information or document is required by law or regulation to be disclosed and the Purchaser may then disclose such required information to the applicable Governmental Authority without liability hereunder. In the event of termination of this Agreement for any reason whatsoever, the Purchaser will deliver to the Company, and will cause its representatives to deliver to the Company, or will otherwise destroy or cause the destruction of all documentary information so obtained by the Purchaser and all copies thereof.

         5.6 Covenant Not to Compete/Nonsolicitation.

                  (a) Except as otherwise provided in this Section 5.6(a), for a period of two (2) years from the Closing Date, UICI shall not, as an owner, consultant, joint venturer, member of a limited liability company, general partner, controlling shareholder of a privately-held corporation or shareholder to the extent of five percent (5%) or more of the outstanding shares of a publicly-held corporation, either directly or indirectly, engage or participate in or assist others in engaging or participating in the provision of motor club services directly competitive with the Business as presently conducted.

                  (b) Except as otherwise provided in this Section 5.6(b), for a period of two (2) years following the Closing Date, UICI shall not, directly or indirectly, except with the express written consent of Purchaser or the Company, (a) solicit or attempt to solicit for employment or any other engagement any of the individuals listed on
         Schedule 5.6(b) annexed hereto, or (b) solicit or attempt to solicit for employment or any other engagement any person or entity who, as of the date hereof up to and including the Closing Date, is or was a sales employee or sales agent (individually, a "Sales Representative") of either of the Subsidiaries; and was a Sales Representative of either of the Subsidiaries at the time of such solicitation, if the solicitation was based upon knowledge obtained about the Sales Representative by UICI on or prior to the Closing Date. Notwithstanding anything to the contrary contained in this Section 5.6(b), nothing shall prohibit any party hereto from inadvertently or unintentionally soliciting any person or entity referred to in subparagraphs (a) and (b) hereof through any advertisement or other solicitation made to the public.

         5.7 Cooperation. The parties hereto each will cooperate with one another and will use all reasonable commercial efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of, or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein. Each party hereto will keep the other parties hereto informed of the status of any inquiries made of such party by any Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. Subject to the terms and conditions herein provided, the parties hereto each will cooperate with one another and will use all reasonable commercial efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions set forth in, and to consummate and make effective the transactions contemplated by, this Agreement.

         5.8 Public Announcements. The Purchaser and UICI will consult with each other and will mutually agree upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws; provided, however, that the party intending to disclose first provides advance written notice of such intended disclosure to the other party or parties, as applicable, as well as the text of such disclosure if available (if not available, then a description of the content of the proposed disclosure). No party hereto shall unreasonably withhold or delay their consent to any disclosure contemplated by this Section 5.8.

         5.9 Errors and Omissions Tail Coverage. Within not more than five days following Closing, Purchaser will procure an error and omissions insurance policy providing "tail coverage" for the period ended on the first anniversary of the Closing, the cost of which policy will be borne 50% by Purchaser and 50% by UICI.

         5.10 Tax Returns.

                  (a) Following the Closing, UICI will prepare and timely file (subject to applicable and timely filed extensions) at its sole cost and expense a federal and state income tax return for the Company and its Subsidiaries for the tax year ended December 31, 1999 (the "1999 Tax Year") and the interim period beginning January 1, 2000 and ending on July 31, 2000 (the "Short Tax Period"). UICI shall prepare such income tax returns in a manner consistent with prior years and shall, in respect of such returns, determine the income, gain, expenses, losses, deductions and credits of the Company and the Subsidiaries in a manner consistent with prior practice. Purchaser shall be responsible for preparing and filing on a timely basis all federal and state income tax returns of the Company and the Subsidiaries for any tax period beginning after July 31, 2000 (a "Post Closing Tax Period").

                  (b) Taxes shall be payable by the parties as follows:

                           (i) All Taxes owing or to be owed for the 1999 Tax
                  Year shall be borne by UICI, and any refunds or credits in respect of such Taxes for the 1999 Tax Year shall be the property of UICI.

                           (ii) All Taxes owing or to be owed for the Short Tax
                  Period shall be borne by UICI, and any refunds or credits in respect of such Taxes for any such Short Tax Period shall be the property of UICI; provided, however, that notwithstanding the consummation of the transactions contemplated by this Agreement and any of the foregoing, the Purchaser agrees that the Tax Allocation Agreement among UICI and certain of its subsidiaries, including the Company and the Subsidiaries, effective January 1, 1999 (the "Tax Sharing Agreement"), shall not be terminated with respect to the Short Tax Period, and the Purchaser shall cause the Company and the Subsidiaries to make all of the payments required to be made by the Company and the Subsidiaries to UICI pursuant to the Tax Sharing Agreement with respect to the Short Tax Period on or before the date any return for the Short Tax Period shall be due and, in any event, within 10 days following presentment to Purchaser by UICI of returns reflecting the amount to be due with respect to the Short Tax Period. For purposes hereof, UICI estimates that such payment with respect to the portion of the Short Tax Period ended June 30, 2000 will be in an amount equal to approximately $770,000, and UICI and Purchaser agree and acknowledge that the amount of any payment ultimately due and owing by Purchaser to UICI pursuant hereto will depend upon the results of operations of the Company and the Subsidiaries for the full Short Tax Period.

                           (iii) All Taxes attributable to the operations of the
                  Purchaser, the Company or either of the Subsidiaries for any Post Closing Tax Period shall be borne by the Purchaser, the Company or the appropriate Subsidiary, as the case may be, and any refunds or credits in respect of such Taxes for any such Post-Closing Tax Period shall be the property of the Purchaser, the Company or the appropriate Subsidiary, as the case may be.

                  (c) UICI and the Purchaser shall, and the Purchaser shall cause the Company and the Subsidiaries to, provide each other with such assistance as may reasonably be requested by them in connection with the preparation of any income tax return, any income tax audit or other examination by any Governmental Authority, or any judicial or administrative proceedings related to liability for Taxes. UICI and the Purchaser shall, and the Purchaser shall cause the Company and the Subsidiaries to, retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant income tax returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

         5.11 Conduct of the Business by the Purchaser, the Company and its Subsidiaries. During the period commencing on the date hereof and continuing until the date of Closing, the Purchaser shall not commit itself, the Company or either of its Subsidiaries to, and during the period commencing upon the Closing and continuing until the date on which the Promissory Note is indefeasibly paid in full, the Purchaser agrees that it shall not, and it shall cause the Company and its Subsidiaries not to (except as expressly contemplated by this Agreement or to the extent that UICI shall otherwise consent in writing):

                  (a) make any change in the conduct of their business and operations, or their financial reporting and accounting methods except to the extent any such change in accounting principles is mandated by a change in generally accepted accounting principles;

                  (b) other than in the ordinary course of business, enter into any contract or agreement (other than the Management Agreement and the Sublease) or terminate or amend in any material respect any contract to which the Purchaser, the Company or either of the Subsidiaries is a party if the value of the contract is in excess of $100,000 or the term is greater than 30 days;

                  (c) declare, set aside or pay any dividends, or make any distribution, in respect of their equity securities, or repurchase, redeem or otherwise acquire any such securities other than with respect to the payment of dividends and the making of distribution to the Company and the Purchaser as necessary for the payment of principal and interest payable under the Promissory Note;

                  (d) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation, person or other entity;

                  (e) make any change in their respective organizational documents, charters, limited liability company operating agreements or regulations, bylaws or equivalent governing instruments;

                  (f) purchase any securities of any corporation, person or entity, except short term debt securities of governmental entities and banks, or make any investment in any corporation, partnership, joint venture, limited liability company, business trust, unincorporated association or other business enterprise;

                  (g) purchase, lease or otherwise acquire any assets, except in the ordinary course of the Business and consistent with prior practice;

                  (h) sell, lease or otherwise dispose of any assets, except in the ordinary course of the Business and consistent with prior practice;

                  (i) implement or adopt any change in their tax methods, principles or elections;

                  (j) enter into any employment agreement not terminable at will or enter into any collective bargaining or labor agreements or adopt any benefit plan containing terms and providing benefits that are inconsistent with the terms and benefits of any collective bargaining or labor agreement or plan of which the employees of the Company and its Subsidiaries were beneficiaries immediately prior to the Closing;

                  (k) increase the indebtedness of, or incur any obligation or liability for, whether direct or indirect, the Purchaser, the Company or either of the Subsidiaries, other than the incurrence of liabilities pursuant to existing agreements in the ordinary course of the Business and consistent with prior practices; provided, that, in no event shall the Company or either of the Subsidiaries assume or guarantee any long-term indebtedness for borrowed money;

                  (l) adopt or amend in any material respect any employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of employees so that plan, agreement, trust, fund or arrangement would be inconsistent with, or impose on the Purchaser, the Company or either of the Subsidiaries any obligations greater than those imposed on the Purchaser, the Company or either of the Subsidiaries by any plans, agreements, trust, funds or arrangements provided to the employees of the Company and either of the Subsidiaries prior to the Closing;

                  (m) permit, allow or suffer any of its assets to become subjected to any Encumbrance;

                  (n) incur any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

                  (o) with respect to the Company and either of the Subsidiaries, and except as otherwise expressly permitted herein, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Purchaser or any of the Purchaser's affiliates;

                  (p) take any action, or cause such action to be taken that would make, or cause to be made, any of the representations set forth in Article IV to be untrue; or

                  (q) commit to do, take any action to do or authorize any of the foregoing.

         5.12 Operations. During the period between the Closing and prior to the final, indefeasible payment in full the amounts owing under the Promissory Note to UICI or its assignee or pledgee of that Promissory Note, the Purchaser will, and will cause the Company and the Subsidiaries to:

                  (a) maintain their properties and facilities in as good working order and condition as of the date hereof, ordinary wear and tear excepted;

                  (b) use their reasonably best efforts to maintain and preserve their business organization intact, retain their present employees and maintain their relationship with suppliers, customers and others having business relations with them;

                  (c) advise UICI promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

                  (d) file on a timely basis all notices or other filings necessary or required for the continuing operation of the Business to be filed with or reported to any Governmental Authority;

                  (e) file on a timely basis all complete and correct applications or other documents necessary, and use its reasonable best efforts, to obtain, maintain, renew or extend any permit, license, variance or any other approval required by any Governmental Authority necessary or required for the operation of the Business by the Purchaser, the Company and the Subsidiaries, whether or not such approval would expire before or after the date on which the amounts owing under the Promissory Note are anticipated to be indefeasibly paid in full; and

                  (f) not create or grant any Encumbrance on the Shares, the National Motor Cub Shares or the Landen Bias Shares, grant any proxy with respect to the Shares, the

         National Motor Cub Shares or the Landen Bias Shares or deposit any of the Shares, the National Motor Cub Shares or the Landen Bias Shares into a voting trust or enter into any voting agreement with respect to any of the Shares, the National Motor Cub Shares or the Landen Bias Shares or enter into any other agreement, contract or other obligation with respect to the Shares, the National Motor Cub Shares or the Landen Bias Shares; provided, however, that the Purchaser may transfer (whether by sale or otherwise) of all of its Shares to NM Holdings, Inc., a Nevada corporation ("NMH"), subject to the provisions of
         Section 9.9.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to proceed with the Closing contemplated by this Agreement are subject to satisfaction or waiver by the Purchaser, on or prior to the Closing, of each of the following conditions:

                  (a) UICI shall have performed and complied in all material respects with all of the agreements, covenants, obligations and conditions required to be performed or complied with by UICI at or prior to the Closing Date;

                  (b) Each of the representations and warranties of UICI set forth in this Agreement shall be true and correct in all material respects (except that representation and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except as to any representation or warranty which specifically relates to another date), and the Purchaser shall have received a certificate to the foregoing effect signed by an officer of UICI;

                  (c) The Purchaser shall have received written evidence reasonably satisfactory to the Purchaser that all consents, waivers, clearances, approvals and authorizations required for the consummation of the transactions contemplated hereby or the ownership and operation by the Purchaser of the Company and the Business have been obtained, and all required filings have been made;

                  (d) Any and all consents, waivers, clearances, approvals and authorizations from the secretary of state or insurance regulatory authority of each state where either of the Subsidiaries is licensed to provide motor club services shall have been obtained if the failure to obtain any such consent, waiver, clearance, approval or authorization would have a Material Adverse Affect;

                  (e) UICI shall have received all of those approvals required in accordance with the policies and procedures established by its Board of Directors for authorization of related party transactions;

                  (f) The Members of the Purchaser shall have approved this transaction; and

                  (g) No injunction, restraining order or other rule or order shall have been issued by any Governmental Authority and not have expired or been lifted or dissolved, and no statute, rule or regulation shall be enacted or issued, that would restrain or prohibit consummation of the transactions contemplated by this Agreement.

         6.2 Conditions to Obligations of UICI. The obligations of UICI to proceed with the Closing contemplated by this Agreement are subject to satisfaction or waiver by UICI, on or prior to the Closing, of each of the following conditions:

                  (a) The Purchaser shall have performed and complied in all material respects with all of the agreements, covenants, obligations and conditions required to be performed or complied with by the Purchaser at or prior to the Closing Date;

                  (b) Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects (except that representation and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except as to any representation or warranty which specifically relates to another date), and UICI shall have received a certificate to the foregoing effect signed by an officer or manager of the Purchaser;

                  (c) UICI shall have received written evidence reasonably satisfactory to UICI that all consents, waivers, clearances, approvals and authorizations required for the consummation of the transactions contemplated hereby or the ownership and operation by the Purchaser of the Company and the Business have been obtained, and all required filings have been made;

                  (d) UICI shall have received all of those approvals required in accordance with the policies and procedures established by the Board of Directors of the Company for authorization of related party transactions;

                  (e) UICI shall have received the opinion of KPMG Consulting LLC, the financial advisor to the outside disinterested members of the Board of Directors of UICI, in form and substance satisfactory to UICI, that the transaction contemplated hereby, together with the other related party transactions approved at a meeting of the Board of Directors held on July 21, 2000, are, in their totality, fair to the public shareholders of UICI from a financial point of view. For the purposes hereof, the "public shareholders" shall mean and include all shareholders of UICI other than (a) Ronald L. Jensen, (b) members of the immediate family (including adult children) of Ronald L. Jensen and
         (c) entities controlling, controlled by or under common control with Ronald L. Jensen and/or members of the immediate family (including adult children) of Ronald L. Jensen;

                  (f) The Board of Directors of UICI shall have approved this transaction;

                  (g) No injunction, restraining order or other rule or order shall have been issued by any Governmental Authority and not have expired or been lifted or dissolved, and no statute, rule or regulation shall be enacted or issued, that would restrain or prohibit consummation of the transactions contemplated by this Agreement; and

                  (h) Purchaser shall have delivered the Promissory Note and the Guaranty.

                                  ARTICLE VII

              SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         7.1 Consideration. Each of the representations, warranties and covenants contained in this Agreement shall be continuing representations, warranties and covenants and shall survive for a period of two (2) years following the Closing Date and shall thereafter be of no further force or effect; provided, however, that if prior to the expiration of any survival period set forth in this Article VII, an Indemnification Notice (as defined below) is delivered by a party hereto in the manner required by Section 8.6 below, the rights of the party providing such notice shall continue until the subject matter of such Indemnification Notice has been finally determined and disposed of.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Indemnification of Purchaser. From and after the Closing, subject to the limitations set forth in this Article VIII, the Purchaser shall be indemnified and held harmless by UICI from and against any and all losses, damages, expenses (including, without limitation, reasonable attorneys' fees), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Losses"), sustained or incurred by the Purchaser as a result of:

                  (a) any misrepresentation or breach of warranty by UICI or failure by UICI to fulfill or satisfy any covenant or agreement made by UICI contained herein, subject to the limitations set forth in Article VII;

                  (b) a knowing and intentional failure to disclose, or a knowing and intentional concealment, on the part of UICI, at any time up to the Closing, of any materially adverse facts, events, circumstances or conditions to which UICI has knowledge and which do not arise from or relate to the conduct of the Business in the ordinary course and are material to the Purchaser's consummation of the transactions contemplated hereby (in each case, a "Fraud Indemnification Claim"), provided, however, that the Purchaser shall not be entitled to any indemnification under this Agreement in respect of a Fraud Indemnification Claim to the extent the Purchaser had actual knowledge of the Fraud Indemnification Claim on or prior to the Closing; and

                  (c) any and all Losses associated with or arising out of any of the actions, suits, proceedings, claims, investigations or examinations specifically identified on Schedule 3.13 hereof.

         8.2 Indemnification of UICI. From and after the Closing, and subject to the limitations set forth in this Article VIII, UICI shall be indemnified and held harmless by the Purchaser from and against any and all Losses sustained or incurred by UICI as a result of any misrepresentation or breach of warranty, or failure to fulfill or satisfy any covenant or agreement, made by the Purchaser contained herein.

         8.3 Indemnification Threshold. No indemnification shall be made under
Section 8.1(a) unless and until the aggregate amount of all Losses sustained or incurred by the Purchaser exceed $150,000 (the "Representation, Warranty and Covenant Threshold Amount"), and then the Purchaser shall be entitled to recover only the amount of such Losses in excess of the Representation, Warranty and Covenant Threshold Amount.

         8.4 Indemnification Procedure for Third Party Claims Against Indemnified Parties.

                  (a) In the event that, subsequent to the Closing, the Purchaser or UICI (each, an "Indemnified Party") receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (including, but not limited to, any Governmental Authority) (a "Third Party Claim") against such Indemnified Party, with respect to which the Purchaser or UICI ("Indemnifying Party") is required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice together with a statement of any available information regarding such claim to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the "Defense Notice") within thirty (30) days after receipt from an Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name or, if necessary, in the name of the Indemnified Party.

                  (b) In the event the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 8.4(a), then in any such event the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party fails to diligently defend such claim with counsel reasonably satisfactory to the Indemnifying Party, or settles any such claim without the Indemnifying Party's prior written consent or otherwise breaches this Article VIII, the Indemnified Party will be liable for all costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such claim.

                  (c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party. Regardless of which Party defends such claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. Without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of any Third Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. If a firm decision is made to settle a Third Party Claim, which offer the

         Indemnifying Party is permitted to settle under this Section 8.4(c), and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnified Party to that effect. If the Indemnified Party objects to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer, plus costs and expenses paid or incurred by the Indemnified Party up to the point such notice had been delivered. If an Indemnified Party settles any Third Party Claim without the prior written consent of the Indemnifying Party, the Indemnifying Party shall have no obligation to Indemnify the Indemnified Party under this Section 8.4 with respect to such Third Party Claim.

                  (d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order and subject to the limitations on indemnification set forth in Section 8.3 hereof. Such indemnification shall be required to be made no later than the tenth day following the expiration of any period in which an appeal may be taken.

         8.5 Limitation of Remedies.

                  (a) The amount of any Losses payable hereunder shall be net of any tax benefit derived (or reasonably expected to be derived) by the Indemnified Party on account of such Losses after taking into account any income or other tax that the Indemnified Party may incur as a result of the receipt of any indemnification payment.

                  (b) The parties shall use commercially reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing any Losses (in which case such proceeds shall reduce such Losses) and, if indemnification payments shall have been received prior to the collection of such proceeds, shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. To the extent any Loss of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against any such Losses.

                  (c) The Indemnifying Party shall be subrogated to the Indemnified Party's rights of recovery to the extent of any Losses satisfied by the Indemnifying Party. The Indemnified Party shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to books and records of the Company.

                  (d) The remedies provided for in this Article VIII shall be the sole remedies of the Indemnified Parties and shall preclude assertion by the Indemnified Parties of any other legal or equitable rights or the seeking of any other remedies against the

         Indemnifying Parties with respect to the matters covered by the indemnification provisions contained in this Article VIII in respect of the transactions contemplated hereby including, without limitation, rescission of this Agreement for any fraudulent act or fraudulent omission by any party hereto.

                  (e) Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party that no Party hereto is making any representations or warranties with respect to any matter related to this Agreement other than the representations and warranties expressly set forth in this Agreement, and that none of their respective officers, directors, representatives, stockholders, agents, affiliates, successors, assigns, heirs, beneficiaries, executors, administrators, custodians or other personal representatives, as the case may be, is making any representations or warranties with respect to any matter related to this Agreement.

                  (f) Notwithstanding anything in this Agreement to the contrary, no claim for indemnification may be made by the Purchaser and no indemnification shall be required by UICI to the extent that the Losses sustained or incurred by the Purchaser for which indemnification is sought were accrued on the Interim Financials.

         8.6 Notice of Claims. In the case of a claim for indemnification under
Section 8.1 or Section 8.2 hereof, upon determination by the Purchaser or UICI that it has a claim for indemnification, the Indemnified Party shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis of such claim for indemnification (each, an "Indemnification Notice"). Payment of indemnification claims shall be made pursuant to the balance of this Section 8.6. Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Indemnified Party in writing (the "Dispute Notice") that the claim or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the basis of such dispute. In the event that a Dispute Notice is not given to the Indemnified Party within the required thirty
(30) day period the Indemnifying Party shall be obligated to pay to the Indemnified Party the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party.

         In the event a Dispute Notice is timely given to an Indemnified Party, the parties shall have thirty (30) days to resolve the dispute. In the event the dispute is not resolved by the parties within the required period, the dispute may be submitted to arbitration as provided in Section 8.7 below.

         8.7 Arbitration. If, after the Closing, the parties should have any dispute arising out of or relating to this Agreement or the parties' respective rights and duties hereunder that is not resolved in the manner contemplated by
Section 8.6 above, then the parties will resolve such dispute by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as the same may be modified by the terms of this Agreement. Within ten (10) days of the expiration of the thirty
(30) day period referenced in Section 8.6, the demanding party may initiate arbitration by making a written demand for arbitration on the other party and simultaneously filing copies of the demand, together with the required fees, with the office of the AAA in Dallas, Texas. Within ten (10) business days after receipt of such demand by the other party, the Purchaser and UICI shall each designate one


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arbitrator and the two arbitrators named by the parties will, within ten (10)
business days thereafter, select a third arbitrator. In the event that the two
(2) arbitrators designated by the parties shall fail to agree upon or otherwise elect the third arbitrator as herein provided within twenty (20) days after the last of such two arbitrators has been designated by the parties, the third arbitrator shall then be selected by the AAA. The three (3) arbitrators, as ultimately selected in accordance with the terms hereof, are collectively referred to herein as the "Arbitration Panel". The Arbitration Panel shall cause a hearing to be held within sixty (60) calendar days after the date the third arbitrator is selected and shall render a written award within ninety (90) calendar days from the commencement date of the hearing based on the unanimous or majority decision of the arbitrators. Each award shall state, with specificity, (a) all facts relevant to the decision of the Arbitration Panel,
(b) the legal authority relied upon or used by the Arbitration Panel in reaching its decision, and (c) the Arbitration Panel's analysis of the relevant facts and the legal authorities relied upon or used by the Arbitration Panel in reaching its decision.

         The place of arbitration shall be Dallas, Texas. The parties expressly covenant and agree to be bound by the decision of the Arbitration Panel and accept any such decision as the final determination of the matter in dispute. Any decision, award and/or judgment rendered by the Arbitration Panel may be entered in any court having competent jurisdiction. The expenses and fees of the Arbitration Panel shall be borne as set forth in the award of the Arbitration Panel. Each party shall bear its own legal fees and expenses.

         The Arbitration Panel is not empowered to award any sums in excess of compensatory damages and each party hereby irrevocably waives any right to recover such sums with respect to any dispute resolved by arbitration under this
Section 8.7.

         The procedures specified in this Section 8.7 shall be the sole and exclusive procedures for the resolution of a dispute between the Purchaser and UICI; provided, however, that a party, without prejudice to the above procedures, may seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (in each case with receipt verified) as follows:


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


                                   If to UICI:

                                   UICI
                                   4001 McEwen, Suite 200
                                   Dallas, Texas 75244
                                   Attention: Mr. Glenn Reed
                                   Facsimile: (972) 392-6717

                                   With a copy to:

                                   Hughes & Luce
                                   1717 Main Street, Suite 2800
                                   Dallas, Texas 75201
                                   Attention: Mr. Dudley W. Murrey
                                   Facsimile: (214) 939-5849

                                   If to the Purchaser:

                                   C & J Investments, LLC
                                   2121 Precinct Line Road
                                   Hurst, Texas  76054
                                   Attention: Mr. Jeffrey J. Jensen
                                   Facsimile: (817) 428-4445

                                   With a copy to:

                                   Mayer, Brown & Platt
                                   700 Louisiana St., Suite 3600
                                   Houston, Texas 77002-2730
                                   Attention: Mr. William H. Knull, III
                                   Facsimile: (713) 224-6410

; provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 9.1.

         9.2 Entire Agreement; Amendment; Waiver. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Promissory Note, the Management Agreement, the Guaranty and the Sublease, as well as the exhibits and the schedules hereto (collectively, the "Constituent Documents") (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and shall survive any termination of this Agreement or the Closing in accordance with its terms; (b) are not intended to confer upon any other person or entity any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. Each party to this Agreement agrees that (i) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and
(ii) such party has not relied upon any representation, warranty, covenant or agreement relating to this transaction, other than those referred to in clause
(i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.3 Termination.

                  (a) This Agreement may be terminated (i) by the Purchaser and UICI by their mutual written consent; (ii) in writing by the Purchaser or UICI if any order by any Governmental Authority restraining or prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable; or (iii) in writing by the Purchaser if any of the conditions set forth in Section 6.1, and by UICI if any of the conditions set forth in Section 6.2, have not been satisfied or fulfilled on or before August 31, 2000 and such nonsatisfaction or nonfulfillment shall not have been waived by the terminating party, unless, in either case, the failure to satisfy such condition by the non-terminating party shall be due to the wrongful failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by such party at or before such time and date.

                  (b) If this Agreement is validly terminated pursuant to
         Section 9.3(a), this Agreement will forthwith become null and void, and there will be no liability on the part of UICI or the Purchaser (or any of their respective officers, directors, employees, agents, consultants, affiliates or other representatives), except (i) that the provisions with respect to confidentiality and nonsolicitation set forth in Article V hereof will continue to apply following any such termination and (ii) for a termination of this Agreement pursuant to
         Section 9.3(a)(iii) above which, in such case, the terminating party or parties, as applicable, shall be entitled to exercise all legal rights and remedies available to such party or parties against the party in breach, including, without limitation, the recovery of all Losses directly resulting from such breach (but not including consequential damages), and to payment of all attorneys' fees in connection therewith.

         9.4 Cumulative Rights; No Waiver; Injunctive Relief. Each and every right granted to either party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of either party to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. The parties agree that, due to the irreparable harm that would result from any actual or threatened breach of their respective obligations under Section 5.6 and Section 5.7, the injured party may seek and shall be entitled to obtain an injunction prohibiting the breaching party from committing such actual or threatened breach.

         9.5 Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed to constitute an original and all of which together shall constitute one and the same instrument.

         9.6 Knowledge. Any representation, warranty or other statement made "to the knowledge" of UICI contained herein or in any other document, certificate, agreement or other instrument delivered by UICI in connection herewith shall mean the actual knowledge of Gregory T. Mutz, William J. Gedwed and Glenn W. Reed, the President, Executive Vice President and General Counsel, respectively, of UICI.

         9.7 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Texas.

         9.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to any of its affiliates or wholly owned subsidiaries. Upon such assignment by the Purchaser, such affiliate or subsidiary shall become a party to this Agreement and all references herein to the Purchaser shall refer to such affiliate or subsidiary; provided, however, that such assignment shall not release the Purchaser from any of its obligations hereunder to the extent such obligations are not performed by such assignee. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

         9.9 Transfer of Shares. The Purchaser may transfer the Shares (whether by sale or otherwise) to NMH without the prior written consent of UICI; provided, however, that NMH must execute an adoption agreement whereby NMH will agree to unconditionally assume all of the rights and obligations of Purchaser under this Agreement as if NMH had been an original party to the Agreement.

         9.10 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Purchaser and UICI shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

         9.11 Interpretation. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         9.12 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement or understanding of the parties hereto and shall not affect in any way the meaning or interpretation of this Agreement.

         9.13 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds by 12:00 Noon Dallas, Texas time on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of UICI and the Purchaser by their duly authorized officers or members, as of the date first above written.


UICI:


UICI


By:
   --------------------------------------------------
Name:  Glenn W. Reed
Title: Executive Vice President and General Counsel


PURCHASER:


C & J INVESTMENTS, LLC


By:
   --------------------------------------------------
Name:  Jeffrey J. Jensen
Title: Member